Independent Auditors’ Consent

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-111341) on Form S-8 of Highland Hospitality Corporation of our report, dated February 28, 2004, with respect to the consolidated balance sheet of Highland Hospitality Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, owners’ equity and cash flows for the period from December 19, 2003 (inception) to December 31, 2003, and the related financial statement Schedule III, and with respect to the balance sheet of Portsmouth Hotel Associates, LLC, accounting predecessor to Highland Hospitality Corporation, as of December 31, 2002 and the related statements of operations, owners’ equity and cash flows for the period from January 1, 2003 to December 18, 2003 and for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003, Annual Report on Form 10-K of Highland Hospitality Corporation.

As discussed in Note 3 to the consolidated financial statements, effective December 19, 2003, Highland Hospitality Corporation acquired all of the outstanding equity interests of Portsmouth Hotel Associates, LLC in a business combination accounted for as a reorganization of entities under common control with respect to the interests acquired from Barceló Crestline Corporation and acquisition of minority interests recorded at fair value from third parties. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

McLean, Virginia

March 29, 2004